Exhibit 10.33

CREDIT FACILITY AGREEMENT

CREDIT FACILITY AGREEMENT (this “Agreement”), dated as of September 14, 2016, is made by and among FORTRESS BIOTECH, INC., a Delaware corporation (the “Borrower”), and each of OPUS POINT HEALTHCARE INNOVATIONS FUND, LP (“Opus”) and any other lenders listed on the signature pages hereto (Opus and any other lenders, together with their successors and permitted assigns, the “Lenders” and, together with the Borrower, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to borrow from the Lenders up to a maximum of twenty- five million Dollars ($25,000,000) for the purpose described in Section 2.1; and

WHEREAS, the Lenders desire to make loans to the Borrower for such purpose.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, or the Exhibits attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“1933 Act” has the meaning set forth in Section 3.3(d).

“1934 Act” has the meaning set forth in Section 3.3(d).

“Accrued Interest Amount” has the meaning set forth in Section 2.7.

“Affiliate” means any Person or entity that, directly or indirectly through one or more intermediaries, owns more than 25% of the transferable ownership of a Person, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Lender, any investment fund or managed account that is managed or advised on a discretionary basis by the same investment manager as such Lender will be deemed to be an Affiliate of such Lender. As used in this definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other ownership interest, by contract, or otherwise.

“Agreement Date” means the date of this Agreement.

“Applicable Laws” means all statutes, rules and regulations of Governmental Authorities in the United States or elsewhere applicable to the Borrower.

“Authorizations” has the meaning set forth in Section 3.1(m).

“Business Day” means a day on which banks are open for business in The City of New York.

“Change of Control” means (a) any Person becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding Equity Interests of the Borrower; or (b) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the board of directors of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment is set forth on the signature page hereto, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Agreement Date is $25,000,000.

“Commitment Period” means the period from the Agreement Date to September 1, 2017.

“Commitment Warrants” has the meaning set forth in Section 2.9(a).

“Common Stock” means the common stock, par value $0.001 per share, of the Borrower.

“Continuing Directors” means (i) the directors of the Borrower on the Agreement Date; and (ii) any other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then-serving directors of the Borrower.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Defaulting Lender” has the meaning set forth in Section 2.2.

“Disbursement”, “Disbursement Date”, and “Disbursement Request” have the meanings given to them in Section 2.2.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Equity Interests” means, with respect to any Person, all of the shares, interests, participations and other equivalents (however designated) of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning given to it in Section 5.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

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“Excluded Taxes” means with respect to any Lender, (a) income or franchise taxes imposed by the United States, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or incorporated or in which its principal office is located, or in which the applicable lending office of such Lender is located, or as a result of a present or former connection between such Lender and the jurisdiction (or any political subdivision thereof) imposing such tax (other than a connection arising from such Lender’s having a security interest under, having been a party to, having enforced or having engaged in any other transaction pursuant to this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States, (c) any United States withholding Tax imposed on amounts payable to such Lender under a law in effect on the date such Lender became a party to this Agreement, except to the extent that such Lender is a direct or indirect assignee of a Lender that was entitled, immediately prior to such assignment, to receive payments under Section 2.5 on account of such Tax, (d) any United States withholding Tax imposed on amounts payable to such Lender, or (e) any United States withholding Tax imposed on amounts payable to such Lender under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, any regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the foregoing.

“Funding Warrants” has the meaning set forth in Section 2.9(b).

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Governmental Authority” means any government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative or public body or entity, whether domestic or foreign, federal, state or local, having jurisdiction over the matter or matters and Person or Persons in question.

“Indemnified Person” has the meaning set forth in Section 6.11(a).

“Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes.

“Indemnity” has the meaning set forth in Section 6.11(a).

“Interest Payment Date” has the meaning set forth in Section 2.7.

“Interest Rate” means 12.00% interest per annum.

“IRS” means the United States Internal Revenue Service.

“Lender” has the meaning given to it in the preamble of this Agreement. A third party may become an additional “Lender” (and thereby become subject to the all the provisions hereof applicable to Lenders) upon the mutual consent of the Borrower and the Required Lenders, which mutual consent shall specify the Commitment Amount of any such additional Lender.

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“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Loan Documents” means this Agreement, the Notes, the Warrants, the Pledge and Security Agreement and any other document or instrument delivered in connection with any of the foregoing and dated as of the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein.

“Loans” means the loans made available by the Lenders to the Borrower pursuant to Section 2.2 in the maximum aggregate amount of the Commitments or, as the context may require, the principal amount thereof from time to time outstanding.

“Loan Securities” has the meaning set forth in Section 3.3(d).

“Loss” has the meaning set forth in Section 6.11(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or assets of the Borrower, taken as a whole, (b) the validity or enforceability of any provision of any Loan Document, (c) the ability of the Borrower to timely perform the Obligations or (d) the rights and remedies of the Lenders under any Loan Document; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (A) any adverse effect that results directly or indirectly from general economic, business, financial or market conditions; and (B) any adverse effect arising directly or indirectly from or otherwise relating to any of the industries or industry sectors in which the Borrower operates.

“Maturity Date” has the meaning set forth in Section 2.3(a).

“Necessary Documents” has the meaning set forth in Section 3.1(i).

“Notes” means the Convertible Secured Promissory Notes issued to the Lenders evidencing the Loans substantially in the form attached hereto as Exhibit A. The Notes shall be senior to any current and future indebtedness of the Borrower, except for the secured indebtedness currently owing to the Israel Discount Bank (“IDB”) (which is currently secured by cash) pursuant to: (i) that certain Assignment and Pledge of Money Market Account, dated as of February 2014, executed by the Borrower in favor of IDB; (ii) that certain Assignment and Pledge of Time Deposit, dated as of July 31, 2015, executed by the Borrower in favor of IDB; and (iii) any other agreement, certificate or other document executed in connection with the foregoing clauses (i) and (ii); in each case (i), (ii) and (iii), as such document may be amended from time to time in accordance with the terms thereof.

“Obligations” means all obligations (monetary or otherwise) of the Borrower owing to the Lenders and arising under or in connection with the Loan Documents

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“Organizational Documents” means the Certificate of Incorporation, Bylaws, or similar documents, each as amended to date, of the Borrower.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, duties, other charges or similar levies, and all liabilities with respect thereto, together with any interest, additions to tax or penalties applicable thereto (including by reason of any delay in payment) arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made in connection with the exercise of remedies following an Event of Default).

“Permitted Liens” of the Borrower means (a) Liens and security interests in favor of the Lenders; (b) Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (c) Liens existing on the Agreement Date; (d) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws (excluding Liens imposed by ERISA or the substantial equivalent under foreign law (including any statutory Liens for profit sharing plans imposed by foreign law)), warehousemen’s mechanic’s materialmen’s and attorneys’ Liens, and statutory or common law landlords’ Liens (or the substantial equivalent under foreign law)) and Liens and pledges or deposits to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided, in each case, that the obligation secured is not more than 30 days overdue or, if so overdue, is being contested in good faith by appropriate actions or proceedings and that adequate reserves have been established in accordance with GAAP; (e) Liens of or resulting from any judgment or award not constituting an Event of Default; (f) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower or which customarily exist on properties of companies engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower; (g) Liens or set-off rights arising by contract in the ordinary course of business or by law and in connection with cash management and banking arrangements entered into in the ordinary course of business; and (h) Liens placed upon equipment or component materials (and the proceeds thereof) of a Borrower for short-term trade payable arrangements with vendors of such Borrower to secure all or a portion of the purchase price of such equipment or materials, provided that (i) any such lien shall not encumber any other property of any Borrower, (ii) the amount of indebtedness secured thereby is not increased, (iii) the principal amount of indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase of such property at the time of purchase and (iv) such Liens are made in the ordinary course of business and consistent with prior practices.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the date hereof pursuant to which the Borrower (and any other grantors party to such agreement) granted a first priority security interest in shares in certain of its subsidiaries as collateral for the Loans, as set forth in the Pledge and Security Agreement.

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“Pledged Shares” shall have the meaning set forth in the Pledge and Security Agreement.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Commitment or Loans of any Lender, the percentage obtained by dividing (a) the Commitment of that Lender, by (b) the aggregate Commitments of all Lenders. If the commitment of each Lender to make Loans has terminated or expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender most recently in effect, giving effect to subsequent assignments.

“Register” has the meaning set forth in Section 1.4(b).

“Required Lenders” means, at any time, Lenders holding Loans representing more than 50% of the sum of the Loans outstanding.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by any Governmental Authority, and all liabilities with respect thereto (including by reason of any delay in payment).

“Warrant Shares” has the meaning set forth in Section 3.1(p).

“Warrants” has the meaning set forth in Section 2.9(b).

Section 1.2   Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties require, and all verbs shall be read and construed as agreeing with their corresponding nouns and pronouns; the division of this Agreement into Articles and Sections (and the use of headings and captions) is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit or Section shall be construed as a reference to that specified Article, Exhibit or Section of this Agreement; and any reference to any of the Loan Documents means such document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3   Business Day Adjustment. If the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment or other performance shall be made by the Business Day immediately preceding the day by which such payment or other performance is due to be made.

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Section 1.4   Register.

(a)          The Borrower shall record on its books and records the amount of each Loan, the Interest Rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b)          The Borrower shall establish and maintain, at its address referred to in Section 6.1: (i) a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loans, and any assignment of any such interest, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loans and each funding of any participation therein, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loans.

(c)          Notwithstanding anything to the contrary contained in this Agreement: (i) the Loans (including any Notes evidencing the Loans) are registered obligations, (ii) the right, title and interest of the Lenders and their assignees in and to the Loans shall be transferable only upon notation of such transfer in the Register, (iii) and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)          The Borrower and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or such Lender at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1   Use of Proceeds. The proceeds of the Loans will be used for working capital and for other general corporate purposes.

Section 2.2   Commitments; Disbursement of Loans; Pro Rata Shares. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Loans to the Borrower in an aggregate amount up to but not exceeding such Lender’s Commitment. Any amounts borrowed under this Section 2.2 and subsequently repaid or prepaid may not be re-borrowed. Subject to Section 2.3(b), all amounts owed hereunder with respect to the Loans shall be paid in full on the Maturity Date.

Whenever the Borrower desires that the Lenders disburse a Loan to the Borrower (each, a Disbursement”), the Borrower shall deliver to the Lenders a written request (a “Disbursement Request”) for a Disbursement at least fifteen (15) Business Days in advance of the proposed disbursement date (the “Disbursement Date”); provided, however, that the first Disbursement Notice shall be deemed delivered on the Agreement Date simultaneously with the execution and delivery hereof. Each Disbursement shall be in an aggregate minimum amount of $500,000 (five hundred thousand dollars) and integral multiples of $100,000 (one thousand dollars) in excess of that amount. Upon satisfaction or waiver of the conditions set forth in Article 4 hereof, each Lender shall fund its Pro Rata Share of the Disbursement.

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All Disbursements pertaining to a given Disbursement Request shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender of such other Lender’s obligation to make a Disbursement requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender of such other Lender’s obligation to make a Disbursement requested hereunder. If any Lender (a “Defaulting Lender”) fails for any reason or no reason to fund 100% of a Disbursement Request by the Disbursement Date, then such Lender shall be in default under this Agreement and shall forfeit its right to the Commitment Warrants.

Section 2.3   Payment.

(a)          The Borrower shall pay the outstanding principal of all Loans and any Accrued Interest Amounts thereon on the twenty-four-month anniversary of the Agreement Date (the “Maturity Date”).

(b)          The Borrower may prepay all or a portion of the outstanding Disbursements upon five (5) days’ notice to the Lenders pertaining to such Disbursement(s), without any prepayment penalty and subject only to the repayment obligations contained in this Section 2.3(b). Each prepayment by the Borrower shall be applied first, to all expenses and indemnification payments then owing to the Lenders (if any), second, to accrued and unpaid interest on the Loans, and third, to the principal balance of the Loans, and shall be allocated among the Lenders in accordance with their Pro Rata Shares. The amount of any prepayment to be applied to principal shall be applied to the payments required under Section 2.3(a) in direct order of maturity. For the avoidance of doubt, in the event that the Borrower provides prepayment notice pursuant to this Section 2.3(b), the Lenders shall retain any conversion rights to which they are entitled under outstanding Notes during the aforementioned five (5)-day period.

Section 2.4   Payments. The Borrower shall pay to each Lender such Lender’s Pro Rata Share of all principal, interest and other amounts due and owing under the Loan Documents. All payments by the Borrower under any of the Loan Documents shall be made without setoff or counterclaim. Payments of any amounts due to the Lenders under this Agreement shall be made in Dollars in immediately available funds prior to 11:00 a.m. New York City time on such date that any such payment is due, at such bank or places as the Lenders shall from time to time designate to the Borrower in writing at least five (5) Business Days prior to the date such payment is due. The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Loan Documents, except for any costs imposed by the Lenders’ banking institutions.

Section 2.5   Taxes.

(a)          Any and all payments hereunder or under any other Loan Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Indemnified Taxes except as required by Applicable Law. If Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (i) the sum payable shall be increased by as much as shall be necessary so that after making all required deductions (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.5), each Lender shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable shall hereafter be referred to as the “Additional Amounts”), (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law. Borrower shall promptly furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

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(b)          Borrower agrees to pay, and each Lender authorizes Borrower to pay in its name (but without duplication), all Other Taxes. Borrower shall promptly furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(c)          Borrower shall reimburse and indemnify, within 10 days after receipt of written demand therefor, each Lender for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.5(c)) paid by such Lender. A reasonably detailed certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to Borrower shall be conclusive, absent manifest error.

(d)          If a payment to a Lender under this Agreement would be subject to U.S. withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to Borrower, at the times prescribed by law or as reasonably requested by Borrower, such documentation as is required in order for Borrower to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

(e)          If a Lender determines in good faith that it has received a refund from a Governmental Authority of any Indemnified Taxes previously paid or reimbursed by Borrower, such Lender shall promptly pay the amount so paid or reimbursed by the Borrower (not to exceed the amount so refunded) to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund or making such payment to the Borrower, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section shall require any Lender to disclose any information it deems confidential (including, without limitation, its tax returns) to any Person, including Borrower.

Section 2.6   Costs, Expenses and Losses. If, as a result of any failure by the Borrower to pay any sums due under this Agreement (other than pursuant to Section 2.3(b)) on the due date therefor (after the expiration of any applicable grace periods), the Lenders shall, after applying reasonable mitigation efforts, incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain the Commitments, the Loans or any Disbursement, the Borrower shall pay to the Lenders (within 15 days after receipt by it of a certificate from the Lenders setting forth in reasonable detail such costs, expenses and/or losses incurred with supporting documentation) the amount of such costs, expenses and/or losses. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loans or any portion thereof.

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Section 2.7   Interest. The outstanding principal amount of the Notes shall bear interest at the Interest Rate (calculated on the basis of a year of 365 days and the actual number of days elapsed). Interest shall be paid quarterly in arrears commencing on December 1, 2016 and on the first Business Day of each September, December, March and June thereafter (each, an “Interest Payment Date”) until the Maturity Date. Upon notice from the Borrower to the Lenders prior to any of the first five Interest Payment Dates applicable to any Disbursement, all or a portion of the interest (as otherwise payable on such Interest Payment Date) for the applicable Interest Payment Date or Interest Payment Dates shall not be paid in cash but shall be added to the then outstanding amount of said Disbursement (the aggregate amount of all such interest so added, the “Accrued Interest Amount”). The Borrower may provide such notice for any Disbursement on one or more occasions. The Accrued Interest Amount with respect to each Disbursement shall be paid in cash not later than the last Business Day of the sixth calendar quarter following the date of such Disbursement.

Section 2.8   Default Interest. Upon the occurrence and during the continuance of an Event of Default, the outstanding principal balance of the Loans and, to the extent permitted by Applicable Law, any overdue interest payments on the Loans or any other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the United States Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is two percent (2%) in excess of the Interest Rate.

Section 2.9   Issuance of Warrants.

(a)          Within 15 (fifteen) days after termination of the Commitment Period, Borrower shall issue to Lenders their Pro Rata Shares of warrants to purchase in the aggregate 1,500,000 shares of Common Stock, in substantially the form set forth on Exhibit B-1 hereto (the “Commitment Warrants”).

(b)          Within 15 (fifteen) days after termination of the Commitment Period, Borrower shall issue to all non-Defaulting Lenders, on a pro rata basis based on their actual Loan amount to the principal amount of all Notes issued, warrants to purchase a number of shares of Common Stock, in substantially the form set forth on Exhibit B-2 hereto in an amount equal to the product of: (i) 1,000,000; times (ii) the principal amount of all Notes issued pursuant to this Agreement divided by 25,000,000 (such warrants, the “Funding Warrants” and, collectively with the Commitment Warrants, the “Warrants”). For the avoidance of doubt, the early termination by the Borrower pursuant to Section 6.14 shall not relieve the Borrower of its obligations to issue the Warrants contained in this Section 2.9.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1   Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lenders that, as of the Agreement Date and each Disbursement Date:

(a)          The Borrower is conducting its business in compliance with its Organizational Documents, which are in full force and effect.

(b)          No Default or Event of Default has occurred.

(c)          The Borrower (i) is not bankrupt and (ii) has not taken action, and no such action has been taken by a third party, for the Borrower’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Borrower or any or all of its assets or revenues.

(d)          The obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional.

(e)          The Borrower is validly existing as a corporation in good standing under the laws of the state of Delaware. The Borrower has full power and authority to own its properties, conduct its business and enter into the Loan Documents to which it is a party and to consummate the transactions contemplated under such Loan Documents, and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect.

(f)          There is not pending or, to the knowledge of the Borrower, threatened in writing, any action, suit or other proceeding before any Governmental Authority that would reasonably be expected to have a Material Adverse Effect (i) to which the Borrower a is a party, or (ii) which has as the subject thereof any assets owned by the Borrower. There are no current or, to the knowledge of the Borrower, pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which the Borrower or any of its assets is subject that would reasonably be expected to have a Material Adverse Effect.

(g)          The Loan Documents, as and when executed and delivered, have been duly authorized, executed and delivered by the Borrower and constitute a valid, legal and binding obligation of the Borrower enforceable against the Borrower in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles. The execution, delivery and performance of the Loan Documents by the Borrower and the consummation of the transactions therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any assets of the Borrower pursuant to any agreement to which the Borrower is a party or by which the Borrower is bound or to which any of the assets of the Borrower is subject, (B) result in any violation of or conflict with the provisions of the Organizational Documents of the Borrowers, (C) result in the violation of any Applicable Law or (D) result in the violation of any judgment, order, rule, regulation or decree of any Governmental Authority, except, with respect to the foregoing clauses (A), (C) and (D), as could not reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization or order of, or registration or filing with, any Governmental Authority is required for the execution, delivery and performance of any of the Loan Documents or for the consummation by the Borrower of the transactions contemplated thereby, except for such registrations and filings in connection with the issuance of the Warrants and Warrant Shares pursuant to the Loan Documents that are necessary to comply with federal and state securities laws, rules and regulations. The Borrower has the power and authority to enter into the Loan Documents and to consummate the transactions contemplated under the Loan Documents.

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(h)          Other than has been obtained or shall be obtained pursuant to the terms hereof, no Authorization is required for (i) the execution and delivery by the Borrower of this Agreement, the Warrants and the other Loan Documents, or (ii) the consummation of the transactions contemplated hereby and thereby, including but not limited to the issuance and exercise of the Warrants.

(i)          The Borrower holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) material to its business, and all such required Necessary Documents are valid and in full force and effect; the Borrower has not received written notice of any revocation or modification of any of the Necessary Documents, and the Borrower has no reason to believe that any of the Necessary Documents will not be renewed in the ordinary course of business (to the extent applicable); and the Borrower is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business, except for such instances of non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(j)          The Borrower has good and marketable title to all of its material assets. The property held under lease by the Borrower is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Borrower.

(k)          The Borrower is not in violation of its Organizational Documents, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject, except for such breaches or defaults as would not reasonably be expected to have a Material Adverse Effect.

(l)          As of the Agreement Date, no income, franchise or other material Tax Return of the Borrower is under audit or examination by any Governmental Authority.

(m)        The Borrower: (A) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has not received any warning letter or other correspondence or notice from any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required in connection with the business of the Borrower by any Applicable Laws (together, the “Authorizations”); (B) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect possesses and complies with the Authorizations, which are valid and in full force and effect; (C) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and has no knowledge that any Governmental Authority is considering such action; and (D) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations.

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(n)          The audited financial statements of the Borrower as of December 31, 2015, together with the related notes included therein, fairly present the financial condition of the Borrower as of such date and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved, and, as of the Agreement Date, there are no material off-balance sheet arrangements or any other relationships with unconsolidated entities or other persons that may have a material current or, to the Borrower’s knowledge, material future effect on the Borrower’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

(o)          The Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for material assets is compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(p)          All of the issued and outstanding shares of capital stock of the Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing; the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized, and the Warrant Shares, when issued, delivered and paid for in accordance with the terms of the Warrants, will have been validly issued and will be fully paid and nonassessable. The issuance and delivery of the Warrants does not and, assuming full exercise of the Warrants, the exercise of the Warrants will not, require approval from any Governmental Authority other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws and the rules and regulations of NASDAQ.

(q)          The Borrower has, upon issuance of the Warrant, reserved for issuance a number of shares of Common Stock sufficient to cover all Warrant Shares.

Section 3.2   Borrower Acknowledgment. The Borrower acknowledges that it has made the representations and warranties in Section 3.1 with the intention of persuading the Lenders to enter into the Loan Documents and that the Lenders have entered into the Loan Documents on the basis of, and in full reliance on, each of such representations and warranties.

Section 3.3   Representations and Warranties of the Lenders. Each Lender, severally and not jointly, represents and warrants to the Borrower as of the Agreement Date and as of each date that any Note, Warrant or Common Stock is issued to a Lender, that:

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(a)          Such Lender is duly organized and validly existing under the laws of the jurisdiction of its formation.

(b)          Each Loan Document to which it is a party has been duly authorized, executed and delivered by such Lender and constitutes the valid and legally binding obligation of such Lender, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(c)          Such Lender has full power and authority to make each Disbursement, enter into and perform its other obligations under each of the Loan Documents and carry out the other transactions contemplated thereby.

(d)          Each of the Notes, the Warrants and the Warrant Shares (collectively the “Loan Securities”) to be received by such Lender hereunder will be acquired for such Lender’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, as amended (“1933 Act”), except pursuant to sales registered or exempted under the 1933 Act, and such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Lender’s right at all times to sell or otherwise dispose of all or any part of such Loan Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Lender to hold the Loan Securities for any period of time, and such Lender reserves the right to dispose of the Loan Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Lender is not a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (“1934 Act”), or an entity engaged in a business that would require it to be so registered.

(e)          Such Lender can bear the economic risk and complete loss of its investment in the Loan Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

(f)          Such Lender has had an opportunity to receive, review and understand all information related to the Borrower requested by it and to ask questions of and receive answers from the Borrower regarding the Borrower, its business and the terms and conditions of the offering of the Loan Securities, and has conducted and completed its own independent due diligence. Such Lender acknowledges receipt of copies of the Borrower’s filings pursuant to the 1934 Act. Based on the information such Lender has deemed appropriate, it has independently made its own analysis and decision to enter into the Loan Documents. Neither such inquiries nor any other due diligence investigation conducted by such Lender shall modify, limit or otherwise affect such Lender’s right to rely on the Borrower’s representations and warranties contained in this Agreement.

(g)          Such Lender understands that the Loan Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

(h)          Such Lender is an “accredited investor” as defined in Regulation D promulgated under the 1933 Act.

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(i)          Such Lender did not learn of the investment in the Loan Securities as a result of any general solicitation or general advertising.

(j)          No Person will have, as a result of the transactions contemplated by the Loan Documents, any valid right, interest or claim against or upon the Borrower or any Lender for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Lender.

(k)          Such Lender understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Borrower or the purchase of the Loan Securities.

(l)          Such Lender has no present intent to effect a “change of control” of the Borrower as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act.

(m)          No source of funds used by such Lender to make any Disbursement constitutes “plan assets” within the meaning of the Employee Retirement Income Security Act of 1974, the Code or any of the respective regulations promulgated thereunder.

ARTICLE 4

CONDITIONS OF DISBURSEMENT

Section 4.1   Conditions to the First Disbursement. The obligation of the Lenders to make the first Disbursement shall be subject to the fulfillment of the following conditions on or before the date of the first Disbursement: The Lenders shall have received: (i) counterparts of this Agreement executed by the Borrower and each Lender; (ii) the Notes executed by the Borrower; and (iii) the Pledge and Security Agreement executed by the Borrower and FBIO Acquisition, Inc.

Section 4.2   Conditions to All Disbursements. The obligation of the Lenders to make any Disbursement shall be subject to the fulfillment of the following conditions:

(a)          No Default or Event of Default shall have occurred or would result from the Disbursement; and

(b)          Receipt by the Lenders of a Disbursement Request (which Disbursement Request shall include a representation that all conditions contained in this Article 4 to any such Disbursement have been satisfied).

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ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1   Affirmative Covenants. Unless the Required Lenders shall otherwise agree:

(a)          The Borrower shall maintain its existence and shall qualify and remain qualified to do its business as currently conducted, except where the failure to maintain such qualification would not reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower shall comply with all Applicable Laws, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

(c)          The Borrower shall obtain and keep in full force and effect all Authorizations, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)          The Borrower shall promptly notify the Lenders of the occurrence of (i) any Default or Event of Default and (ii) any litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened in writing against the Borrower after the Agreement Date which could reasonably be expected to have a Material Adverse Effect.

(e)          The Borrower shall maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, liability and property damage, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for companies similarly situated in the industry.

(f)          The Borrower shall pay and discharge before they become delinquent any and all material taxes, assessments and governmental charges or levies, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to the Required Lenders’ reasonable satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

Section 5.2   Negative Covenants. The Borrower covenants that so long as any Lender remains committed to extend credit to Borrower pursuant hereto, or any amounts payable under the Loan Documents remain outstanding, and until payment in full of all Obligations, Borrower will not, without the Required Lenders’ prior written consent:

(a)          create, incur or assume any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several that is pari passu or senior to the Loans; provided, however, that no provision contained herein or in any of the Loan Documents shall prohibit or be construed to prohibit the Borrower from (x) extending, renewing, refinancing or replacing any existing indebtedness of the Borrower, (y) issuing new indebtedness that is designed to, and is used to, repay the Loans or (z) issuing new indebtedness that is substantially similar to any issued under or in connection with that certain Note Purchase Agreement, dated as of February 27, 2015, by and between the Borrower and NSC Biotech Venture Fund I LLC.

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(b)          Declare or pay any dividend or distribution in cash or any other property (other than dividends or distributions payable solely in capital stock of the Borrower) on Borrower’s capital stock now or hereafter outstanding.

(c)          Mortgage, pledge, grant or permit to exist any Lien upon all or any portion of Borrower’s assets now owned or hereafter acquired, except for Permitted Liens.

(d)          Cause, permit, or suffer any Change of Control without repaying all outstanding Loans prior to the closing of such Change of Control.

Section 5.3   Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)          The Borrower shall fail to pay, when due, any principal or interest payable in respect of the Loans, or any other amounts payable under the Loan Documents.

(b)          The Borrower shall have failed to comply with the due observance or performance of any covenant contained in: (i) Sections 5.1(d) or (f) or Section 5.2, or (ii) any Loan Document (other than the covenants described in clauses (a) and (b)(i) above) and such failure shall not have been cured by the Borrower within 30 days after the earlier of (A) the date the Chief Executive Officer of the Borrower first becomes aware of such failure or (B) the date the Borrower receives written notice of such failure from the Lenders.

(c)          Any representation or warranty made by the Borrower in any Loan Document shall have been incorrect, false or misleading in any material respect which results in a Material Adverse Effect.

(d)          (i) The Borrower shall generally be unable to pay its debts as such debts become due, or shall admit in a duly authorized writing executed by an officer of the Borrower its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Borrower shall declare a moratorium on the payment of its debts; (iii) the commencement by the Borrower of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any Applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against the Borrower of a proceeding in any court of competent jurisdiction under any bankruptcy or other Applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of forty-five (45) days; or (v) any other event shall have occurred which under any Applicable Law would have an effect analogous to any of those events listed above in this subsection.

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(e)          Any Authorization of a Government Authority necessary for the execution, delivery or performance of any Loan Document or for the validity or enforceability of any of the Obligations under any Loan Document is not given or is withdrawn or ceases to remain in full force or effect.

(f)          The validity of any material provision of any Loan Document shall be contested in writing by the Borrower, or any Applicable Law shall render any material provision of any Loan Document invalid or unenforceable or shall prevent or materially delay the performance or observance by the Borrower of the Obligations.

(g)          The Borrower shall breach or default with respect to any other material term of one or more items of indebtedness in the individual or aggregate principal amounts in excess of $1,000,000, if the effect of such breach or default is to cause, or to permit the holder or holders of that indebtedness (or a trustee on behalf of such holder or holders), to cause that indebtedness to become, or be declared by a court of competent jurisdiction, due and payable prior to its stated maturity.

Section 5.4   Remedies. Upon the occurrence of any Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Required Lenders’ option become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Lenders to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) each Lender shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security (if any) for any credit subject hereto or as specified under the Pledge and Security Agreement and to exercise any or all of the rights of a beneficiary or secured party (if applicable) pursuant to Applicable Law. All rights, powers and remedies of Lenders after the occurrence of an Event of Default are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

Section 5.5   Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.2(b) shall occur, the principal of the Notes (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 5.6   Recovery Amounts Due. If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Required Lenders to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Lenders.

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ARTICLE 6

MISCELLANEOUS

Section 6.1           Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or, if to the Borrower, by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service), or when received by electronic mail in each case addressed to a Party. The addresses for such communications shall be:

If to the Borrower:

Fortress Biotech, Inc.

2 Gansevoort, 9th Floor

New York, NY 10014

E-mail: sberry@fortressbiotech.com

Attention: Samuel W. Berry, Corporate Counsel

With a copy to:

Alston & Bird, LLP

90 Park Avenue

New York, New York 10016

Email: mark.mcelreath@alston.com

Attn: Mark F. McElreath, Esq.

If to a Lender:

To the address of such Lender set forth on the signature page hereto.

A Party may designate a different address for communications in a written notice to the other Parties delivered in compliance with this Section.

Section 6.2   Waiver of Notice. Whenever any notice is required to be given to the Lenders or the Borrower under any of the Loan Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3   Reimbursement of Legal and Other Expenses. Borrower shall pay to the Lenders the full amount of all reasonable attorneys’ fees, actually expended or incurred by the Lenders in connection with the negotiation and preparation of this Agreement and the other Loan Documents up to $25,000. In addition, if any amount owing to the Lenders under any Loan Document shall be collected through enforcement of this Agreement, any Loan Document or restructuring of the Loans in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Loan Document) all reasonable and documented external attorneys’ and other fees and out-of-pocket expenses incurred in respect of such collection.

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Section 6.4   Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The Parties hereby waive all rights to a trial by jury.

Section 6.5   Successors and Assigns. This Agreement shall bind and inure to the respective successors and permitted assigns of the Parties, except that (a) the Borrower may not assign or otherwise transfer all or any part of its rights under the Loan Documents without the prior written consent of the Lenders and (b) so long as no Event of Default has occurred and is continuing, no Lender may assign or otherwise transfer all or part of its rights or obligations under the Loan Documents without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Upon a Lender’s assignment of a Note such Lender shall provide notice of the transfer to Borrower for recordation in the Register pursuant to Section 1.4. Upon receipt of a notice of a transfer of an interest in a Note, Borrower shall record the identity of the transferee and other relevant information in the Register, and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender hereunder. Notwithstanding anything to the contrary contained in any Loan Document, no Lender shall assign or otherwise transfer any of its rights under the Loan Documents to a Person that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) without the prior written consent of the Borrower.

Section 6.6   Entire Agreement. The Loan Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party; provided, however, that Lenders with Pro Rata Shares in excess of 50% shall have the right to amend, modify or waive any provision of this Agreement on behalf of all Lenders.

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Section 6.7   Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any Applicable Law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.8   Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9   Survival.

(a)          This Agreement and all agreements, representations and warranties made in the Loan Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith, shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Loans hereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until all amounts payable under the Loan Documents shall have been fully paid in accordance with the provisions thereof; the Lenders shall not be deemed to have waived, by reason of making the Loans, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Disbursement was made.

(b)          The obligations of the Borrower under Sections 1.4 and 2.5 and the obligations of the Borrower and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of this Agreement or any provision hereof.

Section 6.10   No Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any Loan Document, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any Loan Document, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lenders upon any default under this Agreement or any other Loan Document shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lenders in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lenders in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11   Indemnity.

(a)          The Borrower shall, at all times, indemnify and hold each Lender harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Loan Documents, the extension of credit hereunder or the Loans or the use or intended use of the Loans, which an Indemnified Person may incur or to which an Indemnified Person may become subject, but excluding Excluded Taxes (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal of competent jurisdiction issues a final judgment that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person. The Indemnity is independent of and in addition to any other agreement of Borrower under any Loan Document to pay any amount to the Lenders, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement. For the avoidance of doubt, this Section 6.11 shall not apply to Indemnified Taxes (which are otherwise addressed in Section 2.5 hereof).

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(b)          Promptly after receipt by an Indemnified Person of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if it intends to submit a claim for indemnification under this Section 6.11, deliver to Borrower a written notice of the commencement thereof, and Borrower shall have the right to participate in, and, to the extent Borrower so desires, to assume control of the defense thereof with counsel mutually satisfactory to Borrower and the Indemnified Person, as the case may be.

(c)          An Indemnified Person shall have the right to retain its own counsel with the documented reasonable fees and out-of-pocket expenses to be paid by the Borrower, if, in the reasonable opinion of counsel for the Indemnified Person, the representation by counsel selected by Borrower would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Borrower shall pay for only one separate legal counsel for each Indemnified Person. The failure of an Indemnified Person to deliver written notice to the Borrower within a reasonable time of the commencement of any such action shall not relieve the Borrower of any liability to the Indemnified Person under this Section 6.11, except to the extent that Borrower is actually prejudiced in its ability to defend such action.

Section 6.12   No Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lenders for the Loans exceed the maximum amount permissible under Applicable Law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lenders shall ever receive anything which might be deemed interest under Applicable Law that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loans, or, if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loans shall, to the extent permitted by Applicable Law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the deemed rate of interest on account of the Loans is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement and the other Loan Documents.

Section 6.13   Further Assurances. From time to time, the Borrower shall perform any and all acts and execute and deliver to the Lenders such additional documents as may be necessary or as reasonably requested by the Lenders to carry out the purposes of any Loan Document or any or to preserve and protect the Lenders’ rights as contemplated therein.

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Section 6.14   Termination. The Borrower may upon 15 days’ notice to the Lenders terminate this Agreement, and the other Loan Documents (other than the Warrants) upon payment in full of the Obligations (other than under the Warrants).

Section 6.15   Lenders’ Obligations. The obligations of the Lenders hereunder are several, and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that each Lender shall be permitted to take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the other Lender, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be independent rights of action. Any Lenders that are Affiliates as of any date of determination shall constitute one (1) creditor holding a single claim for purposes of determining whether a class of claims has made an election pursuant to § 1111(b) of the Bankruptcy Code and for determining whether a class of claims has accepted or rejected a plan pursuant to § 1126 (c) of the Bankruptcy Code. In the event of a bankruptcy of the Borrower, the Lenders that are Affiliates of one another shall not take or agree to take actions inconsistent with their agreement to be deemed one (1) creditor holding a single claim.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Lenders and the Borrower have caused this Agreement to be duly executed as of the date first written above.

BORROWER:

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay A. Rosenwald, MD
	Name:	Lindsay A. Rosenwald, MD
	Title:	President & CEO

[Signature Page to Credit Facility Agreement]

LENDERS:

OPUS POINT HEALTHCARE INNOVATIONS FUND, LP

By: Opus Point Healthcare Fund GP, LLC,
its general partner

By:	/s/ Michael S. Weiss
	Name:	Michael S. Weiss
	Title:	Manager

Commitment Amount: $
Address:	2 Gansevoort, 9th Floor
New York, NY 10014

[	]

By:
Name:
Title:

Commitment Amount: $
Address:

[SIGNATURE PAGE TO CREDIT FACILITY AGREEMENT]

EXHIBIT A – FORM OF NOTE

[See attached.]

EXHIBIT B-1 – FORM OF COMMITMENT WARRANTS

[See attached.]

EXHIBIT B-2 – FORM OF FUNDING WARRANTS

[Same as Exhibit B-1.]